Free Writing Prospectus pursuant to Rule 433 dated August 15, 2023 / Registration Statement No. 333-269296 STRUCTURED INVESTMENTS Opportunities in U.S. Equities GS Finance Corp.

Dual Directional Buffered PLUS Based on the Value of the S&P 500® Index due August 21, 2025

Principal at Risk Securities

The Dual Directional Buffered Performance Leveraged Upside Securities (Buffered PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated August 15, 2023, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

		Buffered PLUS Payoff Diagram*

150%
121.35%
110%
100%
50%
0%
Stated Principal Amount
Maximum Payment
at Maturity as % of
Stated Principal
Absolute Return
Note
Performance
Underlying
Index
0%
50%
90%
100%
114.233%
150%
Hypothetical Payment at Maturity
(as Percentage of Stated Principal Amount)
Hypothetical Final Index Value
(as Percentage of Initial Index Value)

KEY TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying index:	S&P 500® Index (Bloomberg symbol, “SPX Index”)
Pricing date:	expected to price on or about August 16, 2023
Original issue date:	expected to be August 21, 2023
Valuation date:	expected to be August 18, 2025, subject to postponement
Stated maturity date:	expected to be August 21, 2025, subject to postponement
Payment at maturity:

If the final index value is greater than the initial index value,

$1,000 + the leveraged upside payment, subject to the maximum upside payment at maturity

In no event will the upside payment at maturity exceed the maximum upside payment at maturity.

If the final index value is equal to or less than the initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount,

$1,000 + ($1,000 × the absolute index return)

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount, (i) $100 plus (ii) the product of $1,000 × the index performance factor

This amount will be less than the stated principal amount of $1,000. The Buffered PLUS will not pay less than $100 per Buffered PLUS at maturity.

		Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
Leveraged upside payment:	$1,000 × leverage factor × index percent change	150.000%	121.350%
Leverage factor:	150%	125.000%	121.350%
Maximum upside payment at maturity (set on the pricing date):	at least $1,213.50 per Buffered PLUS (at least 121.35% of the stated principal amount)	120.000%	121.350%
		114.233%	121.350%
		108.000%	112.000%
Minimum payment at maturity:	$100 per Buffered PLUS (10.00% of the stated principal amount)	106.000%	109.000%
Index percent change:	(final index value - initial index value) / initial index value	100.000%	100.000%
Absolute index return:	the absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.	95.000%	105.000%
		92.000%	108.000%
		90.000%	110.000%
Initial index value:	the index closing value on the pricing date	89.999%	99.999%
Final index value:	the index closing value on the valuation date	70.000%	80.000%
Buffer amount:	10.00%	50.000%	60.000%
Index performance factor:	final index value/ initial index value	30.000%	40.000%
CUSIP / ISIN:	40057TV35 / US40057TV354	25.000%	35.000%
Estimated value range:	$900 to $960 (which is less than the original issue price; see the accompanying preliminary pricing supplement)	0.000%	10.000%
		*assumes a maximum payment at maturity of $1,213.50 per Buffered PLUS

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Buffered PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the Buffered PLUS and certain risks.

About Your Buffered PLUS

The amount that you will be paid on your Buffered PLUS on the stated maturity date is based on the performance of the S&P 500® Index as measured from the pricing date to and including the valuation date.

If the final index value is greater than the initial index value (set on the pricing date), the return on your Buffered PLUS will be positive and equal to the product of the leverage factor of 150% multiplied by the index percent change, subject to the maximum upside payment at maturity of at least $1,213.50 per Buffered PLUS (set on the pricing date).

If the final index value is equal to or less than the initial index value but has not decreased by more than the buffer amount of 10.00% of the initial index value, you will receive the principal amount of your Buffered PLUS plus a return reflecting the absolute value of the index percentage change (e.g., if the index percentage change is -5%, your return will be +5%). However, if the final index value has decreased from the initial index value by more than the buffer amount, you will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity of 10.00% of the stated principal amount.

The Buffered PLUS are for investors who seek the potential to earn 150% of any positive return of the index, subject to the maximum upside payment at maturity, seek a positive return for moderate decreases in the underlying index, are willing to forgo interest payments and are willing to risk losing up to 90.00% of their investment if the final index value has declined from the initial index value by more than the buffer amount.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 34, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 34, general terms supplement no. 8,999 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 34, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The Buffered PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated August 15, 2023
●
General terms supplement no. 8,999 dated February 13, 2023
●
Underlier supplement no. 34 dated June 9, 2023
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Buffered PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the Buffered PLUS and certain risks.

RISK FACTORS

An investment in the Buffered PLUS is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying underlier supplement no. 34, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 34, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your Buffered PLUS are a riskier investment than ordinary debt securities. Also, your Buffered PLUS are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your Buffered PLUS are linked. You should carefully consider whether the offered Buffered PLUS are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Your Buffered PLUS Do Not Bear Interest
▪
You May Lose a Substantial Portion of Your Investment in the Buffered PLUS
▪
The Buffered PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Return on Your Buffered PLUS Will Be Limited
▪
The Return on Your Buffered PLUS Will Not Reflect Any Dividends Paid on the Underlying Index Stocks
▪
The Estimated Value of Your Buffered PLUS At the Time the Terms of Your Buffered PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Buffered PLUS
▪
The Amount Payable on Your Buffered PLUS Is Not Linked to the Value of the Underlying Index at Any Time Other than the Valuation Date
▪
The Market Value of Your Buffered PLUS May Be Influenced by Many Unpredictable Factors
▪
Your Buffered PLUS May Not Have an Active Trading Market
▪
If the Value of the Underlying Index Changes, the Market Value of Your Buffered PLUS May Not Change in the Same Manner
▪
Investing in the Buffered PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Buffered PLUS at a Different Issue Price
▪
If You Purchase Your Buffered PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Buffered PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Buffered PLUS Will be Negatively Affected

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You
▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Buffered PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Buffered PLUS
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Buffered PLUS

Additional Risks Related to the Underlying Index

▪
The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the Buffered PLUS

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Buffered PLUS Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Buffered PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Buffered PLUS to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Buffered PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying Index (including historical index closing values), the terms of the Buffered PLUS and certain risks.

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Past Performance is No Guide to Future Performance
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 34:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.

For details about the license agreement between the underlying index sponsor and the issuer, see “The Underliers – S&P 500® Index” on page S-106 of the accompanying underlier supplement no. 34.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Buffered PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying Index (including historical index closing values), the terms of the Buffered PLUS and certain risks.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Buffered PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying Index (including historical index closing values), the terms of the Buffered PLUS and certain risks.